Exhibit 99.2

SemGroup Corporation

Unaudited Pro Forma Combined Condensed Financial Statements

On July 17, 2017, SemGroup Corporation (“SemGroup”) completed the acquisition of Buffalo Parent Gulf Coast Terminals LLC (“BPGCT”), which owns and operates HFOTCO LLC doing business as Houston Fuel Oil Terminal Company (“HFOTCO”), for a purchase price paid, or to be paid, in two payments. The first payment made on July 17, 2017, consisted of $297 million in cash (which is net of an estimated $4.2 million preliminary adjustment for working capital, net indebtedness and capital expenditures), funded from our revolving credit facility, issuance of approximately 12.4 million shares of our Class A common stock and the assumption of existing HFOTCO net debt of approximately $766 million. The second payment requires us to pay the sellers $600 million in cash if paid on December 31, 2018 (the “Second Payment”). If paid prior to December 31, 2018, the amount payable will be discounted by 5% per annum. If not paid by December 31, 2018, the amount payable increases to $680 million and is due by December 31, 2019, or earlier if requested by the sellers.

On January 5, 2018, SemGroup entered into a definitive agreement to sell its Mexican asphalt business for $55 million in cash plus or minus non-cash working capital as of closing (subject to customary adjustments for capital expenditures). We expect to record a net pre-tax loss of approximately $11 million upon close including recognition of a deferred foreign currency translation loss of $27.4 million from accumulated other comprehensive income. The proceeds from the disposal will be used to repay debt.

The accompanying unaudited pro forma combined condensed financial statements of SemGroup have been prepared in accordance with Article 11 of Regulation S-X. The accompanying unaudited pro forma condensed balance sheet at September 30, 2017, reflects the disposal of the Mexican asphalt business as if it had occurred on that date. The BPGCT acquisition is already included in the SemGroup balance sheet at September 30, 2017. The accompanying unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 2017 and the year ended December 31, 2016, reflect the acquisition and disposal as if they had occurred on January 1, 2016. The terms “we”, “our”, “us”, and similar language used in these unaudited pro forma combined condensed financial statements refer to SemGroup and its subsidiaries.

These unaudited pro forma combined condensed financial statements have been derived from our historical financial statements, which are included in our quarterly report on Form 10-Q for the quarter ended September 30, 2017 and our annual report on Form 10-K for the year ended December 31, 2016, and the historical financial statements of BPGCT, which were filed as Exhibit 99.2 to our current report on Form 8-K/A dated August 31, 2017, adjusted to include the period from July 1, 2017 to July 16, 2017. These unaudited pro forma combined condensed financial statements should be read in conjunction with our and BPGCT historical financial statements and related notes thereto.

These unaudited pro forma combined condensed financial statements are provided for illustrative purposes only and do not purport to represent what our actual results of operations would have been if the acquisition and disposal had occurred on the dates assumed, nor are they necessarily indicative of our future operating results. However, the pro forma adjustments shown in these unaudited pro forma combined condensed financial statements reflect estimates and assumptions that we believe to be reasonable.

SEMGROUP CORPORATION

Unaudited Pro Forma Condensed Balance Sheet

September 30, 2017

(in thousands)

	SemGroup Historical	Sale of Mexican asphalt business	Pro Forma Adjustments		SemGroup Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$68,013	$—	$—		$68,013
Accounts receivable, net	474,795	(21,250)	—		453,545
Receivable from affiliates	5,531	—	—		5,531
Inventories	128,633	(9,936)	—		118,697
Other current assets	21,922	(1,376)	—		20,546

Total current assets	698,894	(32,562)	—		666,332

Property, plant and equipment, net	3,394,035	(30,990)	—		3,363,045
Equity method investments	433,805	—	—		433,805
Goodwill	262,059	(8,124)	—		253,935
Other intangible assets, net	413,730	(946)	—		412,784
Other noncurrent assets	162,402	(497)	—		161,905

Total assets	$5,364,925	$(73,119)	$—		$5,291,806

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$435,592	$(12,459)	$—		$423,133
Payable to affiliates	4,877	—	—		4,877
Accrued liabilities	106,045	(780)	—		105,265
Deferred revenue	9,230	(3,799)	—		5,431
Other current liabilities	4,242	—	—		4,242
Current portion of long-term debt	5,529	—	—		5,529

Total current liabilities	565,515	(17,038)	—		548,477

Long-term debt, net	3,009,429	—	(70,524)	(a)	2,938,905
Deferred income taxes	57,476	(1,424)	—		56,052
Other noncurrent liabilities	38,614	(214)	—		38,400
Commitments and contingencies
SemGroup owners’ equity:
Preferred stock, $0.01 par value	—	—	—		—
Common stock, $0.01 par value	785	—	—		785
Additional paid-in capital	1,804,277	—	—		1,804,277
Treasury stock, at cost	(7,919)	—	—		(7,919)
Accumulated deficit	(53,553)	—	16,081	(a)	(63,767)
			(26,295)	(a)
Accumulated other comprehensive loss	(49,699)	—	26,295	(a)	(23,404)

Total owners’ equity	1,693,891	—	16,081		1,709,972

Total liabilities and owners’ equity	$5,364,925	$(18,676)	$(54,443)		$5,291,806

SEMGROUP CORPORATION

Unaudited Pro Forma Combined Condensed Statement of Operations

Nine Months Ended September 30, 2017

(in thousands, except per share amounts)

	SemGroup Historical	BPGCT Historical	Sale of Mexican asphalt business	Pro Forma Adjustments		SemGroup Pro Forma
Revenues:
Product	$1,164,898	$—	$(109,511)	$—		$1,055,387
Service	261,967	77,837	(1,405)	—		338,399
Lease	2,646	6,941	—	—		9,587
Other	45,600	2,052	—	—		47,652

Total revenues	1,475,111	86,830	(110,916)	—		1,451,025
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	1,087,357	—	(93,460)	—		993,897
Operating	188,095	17,947	(5,905)	—		200,137
General and administrative	83,606	8,106	(5,833)	(20,339)	(f)	65,540
Depreciation and amortization	100,336	15,351	(3,029)	24,402	(b)	137,060
Loss on disposal or impairment, net	43,801	—	228	—		44,029

Total expenses	1,503,195	41,404	(107,999)	4,063		1,440,663

Earnings from equity method investments	52,211	—	—	—		52,211
Operating income	24,127	45,426	(2,917)	(4,063)		62,573
Other expenses (income), net:
Interest expense	60,055	15,811	(53)	32,792	(c)	105,696
				(2,909)	(g)
Loss on early extinguishment of debt	19,930	—	—	—		19,930
Foreign currency transaction gain	(1,758)	—	(202)	—		(1,960)
Other expense (income), net	(802)	23	647	—		(132)

Total other expenses, net	77,425	15,834	392	29,883		123,534

Income (loss) from continuing operations before income taxes	(53,298)	29,592	(3,309)	(33,946)		(60,961)
Income tax expense (benefit)	(33,529)	354	(1,099)	(1,641)	(d)	(35,915)

Net income (loss)	$(19,769)	$29,238	$(2,210)	$(32,305)		$(25,046)

Net loss attributable to SemGroup per common share:
Basic	$(0.29)					$(0.32)
Diluted	$(0.29)					$(0.32)

Weighted average common shares outstanding:
Basic	69,149			8,969	(e)	78,118
Diluted	69,149			8,969	(e)	78,118

SEMGROUP CORPORATION

Unaudited Pro Forma Combined Condensed Statement of Operations

Year Ended December 31, 2016

(in thousands, except per share amounts)

	SemGroup Historical	BPGCT Historical	Sale of Mexican asphalt business	Pro Forma Adjustments		SemGroup Pro Forma
Revenues:
Product	$1,009,409	$—	$(136,448)	$—		$872,961
Service	265,030	142,647	(2,354)	—		405,323
Lease	—	12,825	—	—		12,825
Other	57,725	3,506	—	—		61,231

Total revenues	1,332,164	158,978	(138,802)	—		1,352,340
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	873,431	—	(111,308)	—		762,123
Operating	212,099	31,589	(7,700)	—		235,988
General and administrative	83,908	13,373	(9,789)	—		87,492
Depreciation and amortization	98,804	29,352	(3,752)	49,938	(b)	174,342
Loss on disposal or impairment, net	16,048	—	67	—		16,115

Total expenses	1,284,290	74,314	(132,482)	49,938		1,276,060

Earnings from equity method investments	73,757	—	—	—		73,757
Loss on issuance of common units by equity method investee	(41)	—	—	—		(41)

Operating income	121,590	84,664	(6,320)	(49,938)		149,996
Other expenses (income), net:
Interest expense	62,650	31,787	(43)	60,540	(c)	151,055
				(3,879)	(g)
Foreign currency transaction loss	4,759	—	(498)	—		4,261
Loss on sale or impairment of equity method investment	30,644	—	—	—		30,644
Other expense (income), net	(994)	51	1,347	—		404

Total other expenses, net	97,059	31,838	806	56,661		186,364

Income (loss) from continuing operations before income taxes	24,531	52,826	(7,126)	(106,599)		(36,368)
Income tax expense (benefit)	11,268	572	(1,684)	(20,272)	(d)	(10,116)

Income (loss) from continuing operations	13,263	52,254	(5,442)	(86,327)		(26,252)
Loss from discontinued operations, net of income taxes	(1)	—	—	—		(1)

Net income (loss)	13,262	52,254	(5,442)	(86,327)		(26,253)
Less: net income attributable to noncontrolling interests	11,167	—	—	—		11,167

Net income (loss) attributable to SemGroup	$2,095	$52,254	$(5,442)	$(86,327)		$(37,420)

Net income (loss) attributable to SemGroup per common share:
Basic	$0.04					$(0.58)
Diluted	$0.04					$(0.58)
Weighted average common shares outstanding:
Basic	51,889			12,384	(e)	64,273
Diluted	52,281			12,384	(e)	64,665

SEMGROUP CORPORATION

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1.	Basis of presentation

The historical consolidated financial information of SemGroup has been adjusted in the accompanying unaudited pro forma combined condensed financial information to give effect to pro forma events that are (i) directly attributable to the acquisition of BPGCT and the disposition of our Mexican asphalt business, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined condensed statements of operations, are expected to have a continuing impact on the results of operations.

The unaudited pro forma combined condensed financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

2.	Pro forma adjustments

These adjustments reflect the estimated consideration paid or to be paid by SemGroup to acquire BPGCT. The following table represents the preliminary purchase price allocation to the assets acquired and liabilities assumed from BPGCT. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined condensed financial statements. The final purchase price allocation may differ from these estimates and could differ materially from the preliminary allocation described below (in thousands):

Consideration
Cash	$296,622
Common shares	330,341
Second Payment	549,900
Liabilities assumed
Accounts payable and accrued liabilities	7,824
Current portion of long-term debt	5,500
Fair value of long-term debt	760,500
Other noncurrent liabilities	13,884

Total preliminary consideration	$1,964,571

Allocation to assets acquired
Cash acquired	$3,583
Accounts receivable	11,028
Other current assets	5,277
Property, plant and equipment	1,327,145
Finite-lived intangible assets
Customer relationships	260,000
Customer contract	1,000
Non-compete agreement	30,000
Goodwill	253,935
Other noncurrent assets	72,603

Total fair value of assets acquired	$1,964,571

(a) Adjustments to reflect proceeds on sale of Mexican asphalt business of $55 million and an estimated $15.5 million for working capital used to repay debt and the recognition of an estimated gain on disposal of $16 million and the recognition of an accumulated foreign currency translation loss of $26 million.

SEMGROUP CORPORATION

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(b) Adjustments to reflect increased depreciation and amortization expense due to increase in property, plant and equipment to fair value and the recognition of finite-lived intangible assets.

Property, plant and equipment is depreciated over periods of up to 25 years on a straight-line basis. Pro forma depreciation expense is based on the fair value of the assets at the acquisition date and is based on the expected useful life based on asset class and company policy. Adjustments to historical depreciation were made to bring total depreciation of BPGCT assets up to the following amounts (in thousands):

Period from January 1, 2017 to July 16, 2017	Year ended December 31, 2016
$26,031	$48,057

Finite-lived intangibles are amortized over their estimated useful lives. The non-compete agreement is effective for two years from the acquisition date and will be amortized straight-line over the two-year period. Customer relationships are being amortized over 20 years on an accelerated basis which matches the incremental cash flow models used to value the intangible assets and in consideration of a historical customer attrition rate of 5%. Customer contracts are being amortized over three years on a straight-line basis. Adjustments to amortization expense were made to remove historical amortization expense and reflect the following amounts of amortization expense related to the finite-lived intangibles recognized in the acquisition (in thousands):

Period from January 1, 2017 to July 16, 2017	Year ended December 31, 2016
$13,722	$31,233

Amortization of intangible assets for the five years following the acquisition is expected to be (in thousands):

	Year ended December 31, 2017	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020	Year ended December 31, 2021
Non-compete agreement	$7,500	$15,000	$7,500	$—	$—
Customer relationships	10,900	10,000	22,300	21,800	22,000
Customer contracts	167	333	333	167	—

Total	$18,567	$25,333	$30,133	$21,967	$22,000

(c) Adjustments to recognize interest expense related to the Second Payment which was discounted at 8% and SemGroup’s $300.8 million acquisition payment made from a borrowing on our revolving credit facility at 5.5%.

(d) Adjustments to recognize additional income tax expense based on SemGroup’s historical blended statutory rate of 37.7%. BPGCT is a pass-through entity for income tax purposes and therefore it’s historical financial statements only reflect Texas margins tax.

(e) Adjustment to reflect the 12.4 million common shares issued as consideration for the acquisition as if the acquisition had occurred on January 1, 2016. For the year to date period ended September 30, 2017, these shares were included in the historical results of SemGroup from the acquisition date at July 17, 2017. As such, the pro forma adjustment was reduced accordingly. Common shares issued were valued based on the acquisition date market price of $26.68 per share.

(f) Adjustment to remove BPGCT acquisition costs included in the historical financial statements of SemGroup.

(g) Adjustment to reflect reduction of interest expense from use of Mexican asphalt business sales proceeds to pay down revolving credit facility borrowings, as required by SemGroup’s credit agreement, at a rate of 5.5%.